EXHIBIT 5.1

WILSON SONSINI GOODRICH &ROSATI
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Telephone: (650) 493-9300 Facsimile: (650) 493-6811

May 7, 2002

Artisan Components, Inc.
141 Caspian Court
Sunnyvale, California 94089

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on May 7, 2002 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 362,500 shares of your common stock (the “Shares”), all of which are authorized and have been previously issued in connection with your acquisition of certain assets of the physical library business of Synopsys, Inc. (the “selling stockholder”). The Shares are to be offered by the selling stockholder for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

     It is our opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the registration of the Shares, including such proceedings to be carried out in accordance with the securities laws of the various states, where required, the Shares, when sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendment thereto.

Very truly yours, WILSON SONSINI GOODRICH & ROSATI Professional Corporation /s/ Wilson Sonsini Goodrich & Rosati